Exhibit 99.1

AgFeed Industries, Inc. Announces Results of Annual Meeting of Shareholders

NEW YORK, NY--(PR Newswire)—June 17, 2009 -- AgFeed Industries, Inc. (FEED - News), one of the largest commercial hog producer and the largest animal nutrients company in China, today announced that the company’s five directors, Songyan Li, Fredric Rittereiser, Arnold Staloff, Junhong Xiong and Lixiang Zhang, were re-elected to one-year terms.

In other voting, shareholders approved the sale and issuance in December 2008 to institutional investors of 5,000,006 shares of its common stock and warrants to purchase up to an additional 3,500,004 shares, as required to be in compliance with Nasdaq Marketplace Rule 5635(d)(2).  As a result of this approval, AgFeed is in compliance with Nasdaq Marketplace Rules and its shares are no longer subject to being delisted from the Nasdaq Global Market.

The final results have been verified by the independent inspector of elections and will appear in AgFeed's next 10-Q report.

ABOUT AGFEED INDUSTRIES, INC.

NASDAQ Global Market listed AgFeed Industries (www.agfeedinc.com) is a U.S. company with its primary operations in China.  AgFeed has two profitable business lines -- premix animal feed and hog production.  AgFeed is China's largest commercial hog producer in terms of total annual hog production as well as the largest premix feed company in terms of revenues.  China is the world's largest hog producing country that produces over 600 million hogs per year, compared to approximately 100 million hogs in the U.S.  China also has the world's largest consumer base for pork consumption.  Over 65% of total meat consumed in China is pork.  Hog production in China enjoys income tax free status.  The pre-mix feed market in which AgFeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association.

Contact:

AgFeed Industries, Inc.
Tel: 917-804-3584 (US)
Email: ir@agfeedinc.com